Exhibit 10.11
Summary of 2006 Compensation for Named Executive Officers

Executive Officer	Salary (1)	Bonus (2)	Stock Options (3)	Performance
				Award (4)
	($)	($)	Value at grant ($)	Value at grant ($)
Sidney Taurel	$1,650,333	$2,062,917	$3,600,000	$3,600,000
Chairman and Chief Executive Officer

John C. Lechleiter, Ph.D.	$1,112,000	$1,112,000	$2,340,000	$2,340,000
President and Chief Operating Officer

Steven M. Paul, M.D.	$916,167	$778,742	$1,200,000	$1,200,000
Executive Vice President, Science and Technology

Charles E. Golden	$857,700	$729,045	$1,100,000	$1,100,000
Executive Vice President and Chief Financial Officer

Robert A. Armitage	$701,657	$526,243	$900,000	$900,000
Senior Vice President and General Counsel

(1)	Expected base salary for the full year 2006 assuming individual is employed for the full year. However, it is noted that Charles E. Golden has announced his intent to retire as of April 30, 2006, in which event his salary, bonus and performance award would be reduced accordingly and his 2006 stock option would terminate without vesting.

(2)	Target bonus under the Eli Lilly and Company Bonus Plan for 2006 assuming individual is employed for the full year. Actual bonuses earned may vary from zero to 200 percent of the target amount, depending on the company’s 2006 results relative to predetermined corporate performance measures that are based 25 percent on sales growth and 75 percent on earnings-per-share growth (adjusted for unusual items in accordance with predetermined criteria).

(3)	The options will vest three years from the grant date and expire ten years from the grant date. The exercise price is the market value of Lilly stock on the grant date. The number of shares granted will be determined as of the grant date based on the values listed above, the share price on the grant date, and the company’s lattice valuation method for stock options.

(4)	Target payout under the performance award program for 2006. Actual payouts earned for 2006 may vary from zero to 200 percent of the target amount, depending on the growth in the company’s 2006 earnings per share (adjusted for unusual items in accordance with predetermined criteria). The present values listed above will be converted to shares based on 100 percent of the market value of Lilly stock on the grant date. The shares will be paid in the form of restricted stock vesting in 2008.